First Ottawa Bancshares, Inc. 8-K

Exhibit 99.1

Dear Shareholders and Friends:

There is no soft or easy way to report that 2010 was certainly one of the worst years of financial performance in our history. This is our blunt reality, which we believe is not the result of faulty policies, procedures, management or board oversight, but rather a direct result of the economic conditions over the past several years, which have been the worst we have experienced in the past 70 years and which very few predicted. Despite the losses, we believe the core of our bank remains strong and will allow us to recover from this difficult chapter of our history.  We believe the graphs at the end of this report reflect the causes and effects for the entire financial services industry, and we will discuss those graphs at our annual meeting.

Our board and senior management have been emphasizing to all employees that we are all in the same boat with our shareholders. Most of our employees have been affected by the continuing economic difficulties by not receiving raises, bonus and other perquisites.  Likewise, our shareholders have been affected, as we have reduced dividends on our common stock.  Shareholders have the right to ask us the questions: who, what, when, where, why, and what are we going to do about it?

As to the first of these, who did it, I can report there has been a great deal of handwringing and introspection within all levels of the organization. Human nature demands finding fault and pointing the finger of blame toward somebody. We have seen the news media blaming banker greed, over-regulation, lack of regulation, bubbles, etc. With regard to our bank, we believe the objective rational analysis must conclude that none of us is to blame, and that, collectively, all of us are faultless. However, we understand that this conclusion flies in the face of human nature.

Secondly, what happened? The graphs attached to the end of this report demonstrate the increasing reliance of community banks on real estate collateral over the past ten to fifteen years, and we were no exception. In fact, we have historically sought out real estate collateral for its general stability and accessibility (we liked, among other things, that we could drive by and look at our collateral).  As shown in our prior annual reports we sought to diversify our loan portfolio so that we weren’t too reliant on one form of lending or real estate collateral.  In response to regulatory warnings on commercial real estate concentrations in 2006, we adopted policies to further limit our lending in construction and non-owner occupied real estate and we deliberately made sure that we did not exceed recommended regulatory guidelines for concentrations.

Nevertheless, while we maintained a diversified loan portfolio, one which we think was desirable for a community bank in our market areas, we did have significant loan volume in commercial real estate and in construction loans.  As the values of this type of collateral declined, so did the values of our assets (loans) backed up by this collateral. It is important to note that the types of loans we made were not speculative as to the future value of the collateral, a trap for many recession-affected banks, but we suffered dramatic losses because of the unanticipated rapid collapse in current real estate values for all types of real estate lending. In short, the 70-80% loan to value ratio typically used by us in our underwriting practices did not anticipate the 30-90% decline in real estate values in a relatively short period of time.  As we indicated in our 2009 annual report,

“unfortunately, even as the growth of past due loans subsides and recedes, the duration of the economic climate and real estate value depression will likely mean more and higher loan losses and reserves going forward.”

Next, when did this happen?  We were able to withstand the initial problems of the sub-prime and mortgage securities failures and we fared well, compared to many other financial institutions, as the recession took hold.  However, we were not immune to the latest stage of economic difficulties, and were directly hit in 2010, as continued declines in collateral values adversely impacted our financial condition.  The short answer to “when” is that we identified a majority of our aggregate losses since 2009 in the fourth quarter of 2010.  Actually, and obviously, our market areas experienced declines in real estate values since 2009, and we have recognized losses on many of our loans since that time.  During the past two years, we have also increased our allocations to our allowance for loan losses by adding $170,000 in 2008, and then $1.3 million in 2009. For the first three quarters of 2010 we had added another $810,000, believing these additional sums would be adequate to cover our anticipated losses. However, our market areas continued to experience declines in real estate valuations in 2010 and, as we received new appraisals for some of our troubled assets in the 4th quarter of 2010, and coincident with an examination by the bank’s primary regulator, it was clear that the anticipated losses on some of our weaker credits were larger than expected, and it was appropriate to recognize a large amount of additional losses in the month of December.

Fourth, where did these losses occur? Many banks have experienced out-of-market losses from loans not germane to the regular course of community banking. We were not among that group. Unfortunately, our losses were spread across all four primary markets we serve, Ottawa, Streator, Morris and Yorkville. Because the largest dollar amount of losses were related to development properties, our losses were disproportionate to Yorkville, which held the greatest demographic promise of future growth, fueled by housing demand.

Last, why did this happen to one of the most historically stable community banks in the State of Illinois? The answer to this is that nobody was completely immune to the consequences of this recession, the worst in 70 years.  As hard as it is to believe, most of our homes are now worth 30-40% less than we thought a few years ago.  It is even harder to believe that many construction and development assets are worth 70-90% less than we thought.  Because there have been few buyers of real estate in our market areas, the supply/demand ratio has not been where it needs to be to support the higher valuations necessary for a full economic recovery. These market forces are beyond our control.   Although we never relied on a superhot real estate market to get repaid, we never anticipated the declines in value that we have experienced.

Finally, and most importantly to our shareholders, what are we doing about it?  We have been able to perform a rapid turnaround in many of our problem loans, many of which have gone through foreclosure. Of 38 properties taken into other bank-owned real estate, 25 were disposed of in 2010. We have also taken impairment charges and special loan loss reserve allocations to our impaired assets. We want to assure our constituents that we believe we are taking all deliberate and prudent efforts to minimize further losses and address these deficiencies quickly and efficiently, and to take exigent measures to improve our financial performance. The first, of which you are already aware, is the preservation and enhancement of capital through diminished dividends.  Among noteworthy others are:

•           Active and continuous marketing of assets awaiting disposition
•           CEO and Chief Lending Officer salaries frozen since 2009
•           Chief Operating Officer salary frozen since 2008
•           Commercial Loan Officer salary frozen since 2010
•           All employee salaries frozen in 2011
•           Eliminating employee bonuses in 2010 and 2011
•           Electing not to make employer 401(k) matching and discretionary contributions to employee accounts for 2010
•           Reducing retainer fees for directors by 50% in 2011
•           Not granting any stock option awards in  2011

So, what portends in the future (code for when is the dividend coming back)? One immediate ramification of the operating loss in 2010 is a reduction in our capital ratios, which we have been trying to maintain over the last several years by curtailing dividends. As capital has become increasingly important in today’s economic and regulatory environment, the appropriate capital levels for the bank need to be addressed first and foremost.  Even though the bank’s capital ratios remain in excess of the minimums required to be considered “well capitalized,” we must ensure our levels remain strong to provide future stability for the bank. Secondly, we have to continue to mitigate future losses on impaired assets and continue orderly disposal of repossessed properties, so we do not repeat our results for the fourth quarter of 2010 in future quarters.

Despite our recent losses, we have maintained our high quality of “core earnings”, the basis of community banking.  We have maintained high net interest margins, or at least as high as market conditions will allow, and we plan to continue to pursue quality loans at quality rates.  Our Trust and Mortgage Departments did remarkably well in 2010 and we believe they will continue to perform.  We have a terrific and dedicated team of employees, who remain committed to providing a high quality of service to our customers and the communities we serve.  Many banks are going “back to basics”. We never left.

Very Truly Yours,

Joachim J. Brown
President & Chief Executive Officer